As filed with the Securities and Exchange Commission on July 13, 2005. Registration No. 333-______.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ZIX CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Texas (State or other jurisdiction of incorporation or organization)	75-2216818 (I.R.S. Employer Identification No.)

2711 N. Haskell Avenue
Suite 2200, LB 36
Dallas, Texas 75204-2960
(Address, including zip code, of principal executive offices)

ZIX CORPORATION 2004 STOCK OPTION PLAN
(Amended and Restated as of May 25, 2005)

(Full title of the plan)

Bradley C. Almond
2711 N. Haskell Avenue
Suite 2200, LB 36
Dallas, Texas 75204-2960
(214) 370-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of	Amount	Proposed Maximum	Proposed Maximum	Amount of
Securities	to be	Offering Price	Aggregate	Registration
to be Registered	Registered(1)	per Share(2)	Offering Price(2)	Fee(2)
Common Stock, $.01 par value	1,200,000 Shares	$3.09	$3,708,000	$436.43

(1)	Securities being registered consist of 1,200,000 additional shares issuable under the Zix Corporation 2004 Stock Option Plan (the “2004 Plan”). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock that may be issuable pursuant to the anti-dilution and adjustment provisions of the 2004 Plan.

(2)	Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices of the common stock as quoted on the NASDAQ National Market on July 8, 2005, which was $3.09.

PART I
PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
INDEX TO EXHIBITS
Opinion/Consent of Ronald A. Woessner
2004 Stock Option Plan
Form of Stock Option Agreement
Form of Stock Option Agreement
Consent of Independent Registered Public Accounting Firm
Consent of Independent Registered Public Accounting Firm

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     All information required by Part I to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents are hereby incorporated herein by reference:

     (a) The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

     (b) The registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005;

     (c) The registrant’s Current Reports on Form 8-K dated February 10, 2005 (reported under Item 5.02), March 17, 2005, March 29, 2005, April 14, 2005 and June 8, 2005;

     (d) The registrant’s Proxy Statement on Schedule 14A for its Annual Meeting of Stockholders held on May 25, 2005; and

     (e) The description of the registrant’s common stock contained in its Registration Statement on Form 8-A, dated September 25, 1989, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     The common stock is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

     The validity of the common stock offered hereby has been passed upon for the registrant by Ronald A. Woessner, Senior Vice President, General Counsel and Secretary of the registrant. Mr. Woessner is regularly employed by the registrant, participates in the registrant’s employee benefit plans under which he may receive shares of common stock, and currently beneficially owns less than 1% of the outstanding shares of the registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

     As permitted by the Texas Business Corporation Act, the registrant’s Restated Articles of Incorporation provide that its directors shall not be personally liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the registrant or its shareholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived any improper personal benefit, (iv) any act or omission where the liability of the director is expressly provided by statute, or (v) any act related to an unlawful stock repurchase or payment of a dividend. In addition, the registrant’s Restated Articles of Incorporation and Restated Bylaws include certain provisions permitted by the Texas Business Corporation Act whereby its directors, officers, employees, and agents generally are to be indemnified against certain liabilities to the fullest extent authorized by the Texas Business Corporation Act. Furthermore, agreements between the registrant and John A. Ryan (the registrant’s chairman) and Richard D. Spurr (the registrant’s chief executive officer, president, and chief operating officer), dated November 14, 2001 and January 20, 2004, respectively, provide Messrs. Ryan and Spurr with a contractual right to indemnification as an officer and/or director of the registrant as set forth in Article VII of the registrant’s Restated Bylaws, dated August 1, 2002. The registrant maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The Exhibits to this registration statement are listed in the Index to Exhibits on page 6 of this registration statement, which Index is incorporated herein by reference.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

     (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, paragraphs (a)(i)(1) and (a)(i)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on July 13, 2005.

ZIX CORPORATION
By:	/s/ Bradley C. Almond
Bradley C. Almond
Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

     Know all those by these presents that each person whose signature appears below constitutes and appoints each of Bradley C. Almond and Richard D. Spurr, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the registration statement on Form S-8 of Zix Corporation under the Securities Act of 1933, as amended, including, without limitation of the generality of the foregoing, to sign the registration statement in the name and on behalf of Zix Corporation, or on behalf of the undersigned as a director or officer of Zix Corporation, and any and all amendments or supplements to the registration statement, including any and all stickers and post-effective amendments to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 13, 2005.

Signature	Title

/s/ Richard D. Spurr Richard D. Spurr	Chief Executive Officer, President, Chief Operating Officer, and Director (Principal Executive Officer)

/s/ Bradley C. Almond Bradley C. Almond	Vice President, Chief Financial Officer, and Treasurer (Principal Financial and Accounting Officer)

/s/ John A. Ryan John A. Ryan	Director, Chairman of the Board of Directors

/s/ Charles N. Kahn III Charles N. Kahn III	Director

/s/ Michael E. Keane Michael E. Keane	Director

/s/ James S. Marston James S. Marston	Director

/s/ Antonio R. Sanchez III Antonio R. Sanchez III	Director

/s/ Paul E. Schlosberg Paul E. Schlosberg	Director

/s/ Dr. Ben G. Streetman Dr. Ben G. Streetman	Director

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1*	Legal Opinion of Ronald A. Woessner.

10.1*	Zix Corporation 2004 Stock Option Plan (Amended and Restated as of May 25, 2005).

10.2*	Form of Stock Option Agreement (with no “change in control” provision) for Zix Corporation 2004 Stock Option Plan.

10.3*	Form of Stock Option Agreement (with “change in control” provision) for Zix Corporation 2004 Stock Option Plan.

23.1	Consent of Ronald A. Woessner (included in the legal opinion filed as Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP).

23.3*	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP).

24.1	Power of Attorney (included in Part II of this registration statement).

*	Filed electronically herewith.